EXHIBIT 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The undersigned, Schwartz Levitsky Feldman llp, Chartered Accountants hereby consents to the use of our name and use of our report of Independent Registered Public Accounting Firm dated December 30, 2004 except for notes 1 and 18 a), b), and c) as to which the date is January 20, 2005 and note 19 a) as to which the date is March 22, 2005, note 18 d) as to which the date is September 16, 2005, note 19 b) as to which the date is November 10, 2005 and note 7 as to which the date is December 19, 2005 for China BAK Battery, Inc. (formerly known as Medina Coffee, Inc.) as filed with Amendment No. 5 to the Registration on Form SB - 2 being filed by the Company.






Toronto, Ontario, Canada                      /s/  Schwartz Levitsky Feldman llp
December 19, 2005                                          Chartered Accountants